NEWS

Charter Announces Fourth Quarter and Full Year 2016 Results

Stamford, Connecticut - February 16, 2017 - Charter Communications, Inc. (formerly known as CCH I, LLC, along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and twelve months ended December 31, 2016. On May 18, 2016, Charter completed its transactions between the Company, Time Warner Cable Inc. ("Legacy TWC") and Charter Communications, Inc. ("Legacy Charter"), and Legacy Charter and Bright House Networks, LLC ("Legacy Bright House") (collectively, the “Transactions”). In this release, actual results reflect the operations of Legacy Charter for the year ended December 31, 2016 and Legacy TWC and Legacy Bright House for the period from May 18, 2016 through December 31, 2016. Pro forma1 results give effect to the Transactions as if they had closed at the beginning of the earliest period presented and include the operations of Legacy Charter, Legacy TWC and Legacy Bright House for the full year ended December 31, 2016 and three and twelve months ended December 31, 2015.

Key highlights:

•	As of December 31, 2016, Charter's network passed 49.2 million homes and businesses, and served 26.2 million residential and small and medium business ("SMB") customers.

•
In the fourth quarter, Charter launched its high value Spectrum pricing, packaging and brand to residences in additional Legacy TWC markets, including New York City, and in all Legacy Bright House markets. As of December 31, 2016, Spectrum had been introduced in approximately 50% of the combined Legacy TWC and Legacy Bright House footprints, with the roll-out to remaining Legacy TWC markets expected to be largely complete by the end of the first quarter of 2017.

•
During the fourth quarter, total customer relationships increased 287,000, compared to 394,000 on a pro forma basis during the fourth quarter of 2015. During the fourth quarter, total residential and SMB primary service units ("PSUs") increased by 418,000, compared to 981,000 on a pro forma basis during the fourth quarter of 2015. The year-over-year decline in customer relationship and PSU net additions was primarily driven by elevated churn on historical products in Legacy TWC markets.

•
Fourth quarter revenues of $10.3 billion grew 7.2% on a pro forma basis, as compared to the prior year period, driven by residential revenue growth of 6.0% and commercial revenue growth of 11.8%. On an actual basis, fourth quarter revenue grew 309.0% year-over-year, driven primarily by the Transactions.

•	Fourth quarter Adjusted EBITDA[2] of $3.9 billion grew 12.7% year-over-year on a pro forma basis. On an actual basis, fourth quarter Adjusted EBITDA grew by 324.3%, driven primarily by the Transactions.

•
Net income attributable to Charter shareholders totaled $454 million in the fourth quarter, compared to $130 million on a pro forma basis during the same period last year, driven by higher income from operations primarily as a result of an increase in Adjusted EBITDA and a $366 million pension revaluation gain. On an actual basis, net income totaled $454 million, compared to a net loss of $122 million during the fourth quarter of 2015, driven by higher income from operations following the close of the Transactions, partially offset by higher interest and tax expense.

1 See Exhibit 99.1 in the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2016 filed with the Securities and Exchange Commission on November 3, 2016, which includes reconciliations of the pro forma information to actual information for each quarter of 2015 and the first and second quarters of 2016. See the “Use of Adjusted EBITDA, Free Cash Flow and Pro Forma Information” section of this document for additional information.
2 Adjusted EBITDA and free cash flow are defined in the “Use of Adjusted EBITDA, Free Cash Flow and Pro Forma Information” section and are reconciled to consolidated net income (loss) and net cash flows from operating activities, respectively, in the addendum of this news release.

•
On a pro forma basis, total customer relationships grew by 1,154,000 or 4.6% for the twelve months ended December 31, 2016. Total residential and SMB PSUs grew by 1,896,000, or 3.9% on a pro forma basis, for the twelve months ended December 31, 2016.

•
For the full year 2016, pro forma revenues increased 7.0% and pro forma Adjusted EBITDA rose 11.2%. Excluding transition costs, full year 2016 pro forma Adjusted EBITDA increased 11.8%. On an actual basis, full year 2016 revenues increased 197.3% and Adjusted EBITDA grew by 211.0%, driven primarily by the Transactions.

•
For the year ended December 31, 2016, pro forma net income attributable to Charter shareholders totaled $1.1 billion, compared to $159 million in 2015. The year-over-year increase in pro forma net income was primarily related to higher Adjusted EBITDA. On an actual basis, net income attributable to Charter shareholders totaled $3.5 billion for the year ended December 31, 2016, compared to a net loss of $271 million in 2015. The increase in net income was primarily related to a $3.3 billion tax benefit resulting from a reduction in Legacy Charter's preexisting valuation allowance on deferred tax assets and higher income from operations as a result of the Transactions.

•
Fourth quarter capital expenditures totaled $1.9 billion, and excluding transition capital, fourth quarter capital expenditures totaled $1.7 billion. For the year ended December 31, 2016, pro forma capital expenditures totaled $7.5 billion, and excluding transition capital, full year 2016 capital expenditures totaled $7.1 billion. Actual capital expenditures totaled $5.3 billion for the year ended December 31, 2016.

“Since the close of our transactions in May, we have been managing the complicated process of integrating three different companies with over 26 million customers and 90 thousand employees. Despite the complexity, our integration is going well. We also continued to grow in 2016, with pro forma customer growth of nearly 5%, revenue growth of 7%, and double digit Adjusted EBITDA growth,” said Tom Rutledge, Chairman and CEO of Charter Communications, Inc. “In 2017, we remain focused on applying our growth-oriented operating strategy across our new footprints, driving more customer satisfaction, growth, and shareholder value.”

Key Operating Results

	Approximate as of
	Actual	Pro Forma
	December 31, 2016 (a)	December 31, 2015 (a)	Y/Y Change
Footprint (b)
Estimated Video Passings	49,229	48,375	1.8%
Estimated Internet Passings	48,955	48,019	1.9%
Estimated Voice Passings	48,142	47,164	2.1%

Penetration Statistics (c)
Video Penetration of Estimated Video Passings	35.0%	36.0%	(1.0) ppts
Internet Penetration of Estimated Internet Passings	46.2%	43.7%	2.5 ppts
Voice Penetration of Estimated Voice Passings	23.1%	22.5%	0.6 ppts

Customer Relationships (d)
Residential	24,801	23,795	4.2%
Small and Medium Business	1,404	1,256	11.8%
Total Customer Relationships	26,205	25,051	4.6%

Residential
Primary Service Units ("PSUs")
Video	16,836	17,062	(1.3)%
Internet	21,374	19,911	7.4%
Voice	10,327	9,959	3.7%
	48,537	46,932	3.4%

Quarterly Net Additions/(Losses)
Video	(51)	118	NM
Internet	357	495	(27.9)%
Voice	39	304	(87.2)%
	345	917	(62.4)%

Single Play (e)	9,640	8,883	8.5%
Double Play (e)	6,586	6,687	(1.5)%
Triple Play (e)	8,575	8,225	4.3%

Single Play Penetration (f)	38.9%	37.3%	1.6 ppts
Double Play Penetration (f)	26.6%	28.1%	(1.5) ppts
Triple Play Penetration (f)	34.6%	34.6%	—

% Residential Non-Video Customer Relationships	32.1%	28.3%	3.8 ppts

Monthly Residential Revenue per Residential Customer (g)	$109.77	$108.22	1.4%

Small and Medium Business
PSUs
Video	400	361	10.8%
Internet	1,219	1,078	13.1%
Voice	778	667	16.6%
	2,397	2,106	13.8%

Quarterly Net Additions/(Losses)
Video	12	7	71.4%
Internet	34	33	3.0%
Voice	27	24	12.5%
	73	64	14.1%

Monthly Small and Medium Business Revenue per Customer (h)	$214.25	$212.26	0.9%

Enterprise PSUs (i)
Enterprise PSUs	97	81	19.8%

Footnotes
In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 6 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics.
NM - Not meaningful
All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

In November, Charter continued introducing its Spectrum brand, and residential pricing and packaging in additional Legacy TWC markets, including New York City, as well as in all Legacy Bright House markets. Spectrum is an industry-leading suite of video, Internet, and voice services that includes over 200 HD channels, minimum offered Internet speeds of at least 60 Mbps, and a fully featured voice service, delivered at a highly competitive price. As of the end of the fourth quarter of 2016, 94% of Legacy Charter's residential customers received Charter Spectrum products. Charter will complete the launch of Spectrum to residences in the majority of remaining Legacy TWC markets in the first quarter of 2017. In the fourth quarter, Spectrum Enterprise launched new pricing and packaging to the enterprise marketplace, and during the second quarter of 2017, Charter will launch Spectrum pricing and packaging for small and medium businesses in Legacy TWC and Legacy Bright House markets.

In the second quarter of 2017, Charter will also restart all-digital efforts in the approximately 40% of Legacy TWC's footprint and 60% of Legacy Bright House's footprint that are not yet all-digital. All-digital allows Charter to offer more advanced products and services, and provides residential customers with two-way digital set-tops, which offer better picture quality, an interactive programming guide and video on demand on all TV outlets in the home. Charter intends to complete the all-digital conversion in Legacy TWC and Legacy Bright House markets in less than 2 years, with a minimum Internet speed offering of 100 Mbps in many markets. As of the end of the fourth quarter of 2016, Legacy Charter's footprint was 100% all-digital.

During the fourth quarter of 2016, Charter's residential customer relationships grew by 250,000, versus 359,000 in the prior year period.1 Residential PSUs increased by 345,000 versus a gain of 917,000 in the prior year period. The year-over-year decline in customer relationship and PSU net additions was primarily the result of elevated churn from Legacy TWC historical pricing and packaging. As of December 31, 2016, Charter had 24.8 million residential customer relationships and 48.5 million residential PSUs.

Residential video customers decreased by 51,000 in the fourth quarter of 2016, versus an increase of 118,000 in the year-ago period, driven primarily by higher year-over-year video losses at Legacy TWC. Over the last twelve months, Legacy Charter grew residential video customers by 42,000 or 1.0%. As of December 31, 2016, Charter had 16.8 million residential video customers.

Charter added 357,000 residential Internet customers in the fourth quarter of 2016, compared to 495,000 a year ago. As of December 31, 2016, over 90% of Legacy Charter's residential Internet customers subscribed to tiers that provided speeds of 60 Mbps or more compared to 36% at Legacy TWC and 71% at Legacy Bright House. The Company continues to see strong demand for its Internet service as consumers value the speed and reliability of Charter's Internet offering. As of December 31, 2016, Charter had 21.4 million residential Internet customers.

During the fourth quarter, the Company added 39,000 residential voice customers, versus 304,000 during the fourth quarter of 2015. The year-over-year decline in voice net additions was primarily driven by a Legacy TWC voice promotion that drove voice net additions in the fourth quarter of 2015. As of December 31, 2016, Charter had 10.3 million residential voice customers.

Fourth quarter residential revenue per customer relationship was $109.77, and grew by 1.4% as compared to the prior year period, driven by promotional rate step-ups and rate adjustments, partially offset by continued single play Internet sell-in.

During the fourth quarter of 2016, SMB customer relationships grew by 37,000, versus customer growth of 35,000 during the fourth quarter of 2015. SMB PSUs increased 73,000, compared to 64,000 during the fourth quarter of 2015. As of December 31, 2016, Charter had 1.4 million SMB customer relationships and 2.4 million SMB PSUs.

1All customer data referred to herein for periods prior to the third quarter of 2016, are pro forma for the Transactions as if they had closed at the beginning of the earliest period presented.

Fourth Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended December 31,
	2016	2015		2015
	Actual	Pro Forma	% Change	Actual	% Change
REVENUES:
Video	$4,098	$4,020	1.9%	$1,167	251.2%
Internet	3,312	2,924	13.3%	781	324.2%
Voice	719	722	(0.5)%	135	431.6%
Residential revenue	8,129	7,666	6.0%	2,083	290.3%
Small and medium business	891	789	13.0%	199	348.7%
Enterprise	526	479	9.8%	95	451.5%
Commercial revenue	1,417	1,268	11.8%	294	382.1%
Advertising sales	506	419	20.8%	87	482.9%
Other	223	228	(2.2)%	48	362.4%
Total Revenue	10,275	9,581	7.2%	2,512	309.0%

COSTS AND EXPENSES:
Total operating costs and expenses	6,422	6,163	4.2%	1,604	300.4%
Adjusted EBITDA	$3,853	$3,418	12.7%	$908	324.3%

Adjusted EBITDA margin	37.5%	35.7%		36.2%

Capital Expenditures	$1,888	$1,831		$548
% Total Revenues	18.4%	19.1%		21.8%

Net income (loss) attributable to Charter shareholders	$454	$130		$(122)
Earnings (loss) per common share attributable to Charter shareholders:
Basic	$1.69	$0.48		$(1.21)
Diluted	$1.67	$0.48		$(1.21)

Net cash flows from operating activities	$3,226			$611
Free cash flow	$1,855			$80

Revenue

On a pro forma basis, fourth quarter revenues rose 7.2% year-over-year to $10.3 billion, driven primarily by growth in Internet, commercial, advertising and video revenues. On an actual basis, fourth quarter revenue increased 309.0% year-over-year, driven by the Transactions.

Video revenues totaled $4.1 billion in the fourth quarter, an increase of 1.9% on a pro forma basis compared to the prior year period. Pro forma video revenue growth was driven by annual and promotional rate adjustments and higher advanced services penetration. On an actual basis, fourth quarter video revenues increased by 251.2% compared to the prior year period, driven by the Transactions.

On a pro forma basis, Internet revenues grew 13.3%, compared to the year-ago quarter, to $3.3 billion, driven by an increase of 1,463,000 Internet customers during the last year, promotional rolloff and price adjustments. On an actual basis, Internet revenues grew 324.2% year-over-year, as a result of the Transactions.

Voice revenues totaled $719 million in the fourth quarter, a decrease of 0.5% on a pro forma basis compared to the fourth quarter of 2015, as promotions and value-based pricing more than offset the addition of 368,000 voice customers over the last twelve months. Voice revenues increased 431.6% year-over-year, on an actual basis, driven by the Transactions.

Commercial revenues rose to $1.4 billion, an increase of 11.8% on a pro forma basis over the prior year period, driven by SMB revenue growth of 13.0% and enterprise revenue growth of 9.8%. On an actual basis, commercial revenues grew 382.1% year-over-year, as a result of the Transactions.

Fourth quarter advertising sales revenues of $506 million increased 20.8% on a pro forma basis compared to the year-ago quarter, driven by an increase in political advertising revenue. Advertising sales grew 482.9% year-over-year, on an actual basis, driven by the Transactions.

Operating Costs and Expenses

On a pro forma basis, fourth quarter total operating costs and expenses increased by $259 million, or 4.2%, compared to the year-ago period, primarily driven by increases in programming and other expenses. On an actual basis, total operating costs and expenses grew by 300.4% year-over-year as a result of the Transactions.

Fourth quarter programming expense increased by $137 million, or 6.1% on a pro forma basis, as compared to the fourth quarter of 2015, reflecting contractual programming increases, partly offset by Transactions synergies.

Costs to service customers increased by $19 million or 1.0% on a pro forma basis year-over-year, despite year-over-year residential and SMB customer relationship growth of 4.6%, as a result of less all-digital activity at Legacy TWC, lower service transaction volume per customer and lower churn at Legacy Charter.

Marketing expenses decreased by $32 million, or 5.5% year-over-year, on a pro forma basis, due to efficiencies from the consolidation of marketing strategies following the Transactions. Other expenses grew by $61 million, or 6.1% on a pro forma basis, as compared to the fourth quarter of 2015, reflecting higher advertising sales costs associated with increased political advertising and higher enterprise sales and labor costs, partly offset by Transactions synergies.

Adjusted EBITDA

Fourth quarter Adjusted EBITDA of $3.9 billion grew by 12.7% year-over-year on a pro forma basis, reflecting revenue growth and operating expense growth of 7.2% and 4.2%, respectively. Excluding transition costs of $78 million in the fourth quarter of 2016 and $22 million in the prior year period, pro forma Adjusted EBITDA grew by 14.3% year-over-year. On an actual basis, Adjusted EBITDA grew by 324.3% year-over-year, due to the Transactions.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $454 million in the fourth quarter of 2016, compared to pro forma net income of $130 million in the fourth quarter of 2015. The year-over-year increase in pro forma net income was primarily related to higher Adjusted EBITDA, a pension revaluation gain, and a gain on financial instruments driven by the foreign currency remeasurement of Legacy TWC’s British pound debt and revaluation of related currency swaps, partly offset by higher severance-related and transaction expenses, higher income tax expense and higher depreciation and amortization. Net income per basic common share attributable to Charter shareholders totaled $1.69 in the fourth quarter of 2016 compared to $0.48, on a pro forma basis, during the same period last year. The increase was primarily the result of the factors described above, as well as a 0.5% decrease in pro forma weighted average shares outstanding versus the prior year period.

On an actual basis, net income attributable to Charter shareholders totaled $454 million during the fourth quarter of 2016, compared to a net loss of $122 million in the fourth quarter of 2015. The increase in net income was primarily related to higher income from operations as a result of the Transactions. Actual net income per basic common share attributable to Charter shareholders totaled $1.69 in the fourth quarter of 2016 compared to a net loss per basic common share of $1.21 during the same period last year. The increase was driven by the Transactions, partly offset by a 165.0% increase in weighted average shares outstanding versus the prior year period, also a result of the Transactions.

Capital Expenditures

Property, plant and equipment expenditures totaled $1.888 billion in the fourth quarter of 2016, compared to $1.831 billion, on a pro forma basis, during the fourth quarter of 2015. The pro forma year-over-year increase in capital expenditures was driven by an increase in CPE spending primarily due to higher customer connect volumes for markets where Spectrum pricing and packaging was recently launched and transition capital expenditures incurred in connection with the Transactions. Transition capital expenditures accounted for $187 million of capital expenditures in the fourth quarter of 2016 versus $49 million in the fourth quarter of 2015. Excluding transition-related expenditures, fourth quarter 2016 capital expenditures totaled $1.701 billion, compared to $1.782 billion, on a pro forma basis, during the same period last year.

On an actual basis, fourth quarter 2016 capital expenditures increased by $1.3 billion as compared to the prior year, due to the Transactions.

Cash Flow and Free Cash Flow

During the fourth quarter of 2016, net cash flows from operating activities totaled $3.2 billion, compared to $611 million in the fourth quarter of 2015. The year-over-year increase in net cash flows from operating activities was primarily due to higher Adjusted EBITDA and a working capital benefit, partly offset by higher cash paid for interest in the fourth quarter of 2016 versus the fourth quarter of 2015, following the close of the Transactions.

Free cash flow for the fourth quarter of 2016 totaled $1.9 billion, compared to $80 million during the same period last year. The increase was related to higher net cash flows from operating activities in the fourth quarter of 2016 versus the fourth quarter of 2015, given the close of the Transactions, partly offset by higher capital expenditures.

Year to Date Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Year Ended December 31,
	2016	2015		2016	2015
	Actual	Actual	% Change	Pro Forma	Pro Forma	% Change
REVENUES:
Video	$11,967	$4,587	160.9%	$16,390	$16,029	2.3%
Internet	9,272	3,003	208.7%	12,688	11,295	12.3%
Voice	2,005	539	272.2%	2,905	2,842	2.2%
Residential revenue	23,244	8,129	185.9%	31,983	30,166	6.0%
Small and medium business	2,480	764	224.7%	3,409	3,009	13.3%
Enterprise	1,429	363	293.0%	2,025	1,818	11.4%
Commercial revenue	3,909	1,127	246.7%	5,434	4,827	12.6%
Advertising sales	1,235	309	300.3%	1,696	1,524	11.3%
Other	615	189	225.0%	910	877	4.0%
Total Revenue	29,003	9,754	197.3%	40,023	37,394	7.0%

COSTS AND EXPENSES:
Total operating costs and expenses	18,411	6,348	190.0%	25,559	24,390	4.8%
Adjusted EBITDA	$10,592	$3,406	211.0%	$14,464	$13,004	11.2%

Adjusted EBITDA margin	36.5%	34.9%		36.1%	34.8%

Capital Expenditures	$5,325	$1,840		$7,545	$6,969
% Total Revenues	18.4%	18.9%		18.9%	18.6%

Net income (loss) attributable to Charter shareholders	$3,522	$(271)		$1,070	$159
Earnings (loss) per common share attributable to Charter shareholders:
Basic	$17.05	$(2.68)		$3.97	$0.59
Diluted	$15.94	$(2.68)		$3.91	$0.58

Net cash flows from operating activities	$8,041	$2,359
Free cash flow	$3,319	$547

Revenue

For the year ended December 31, 2016, revenues rose to $40.0 billion on a pro forma basis, 7.0% higher than in 2015, driven by continued growth in Internet, commercial, and video revenues, along with higher advertising from increased political revenue. On an actual basis, 2016 revenue grew 197.3% year-over-year, driven primarily by the Transactions.

Operating Costs and Expenses

Operating costs and expenses totaled $25.6 billion in 2016, an increase of $1.2 billion, or 4.8% on a pro forma basis compared to the year-ago period, primarily reflecting increases in programming costs, other expenses and transition costs. Transition costs accounted for $156 million and $72 million of total operating costs in 2016 and 2015, respectively. Excluding transition costs, total operating expenses increased 4.5% year over year, on a pro forma basis. On an actual basis, 2016 operating costs and expenses increased 190.0% year-over-year, driven primarily by the Transactions.

Adjusted EBITDA

Pro forma Adjusted EBITDA totaled $14.5 billion for the year ended December 31, 2016, an increase of 11.2% compared to 2015, reflecting revenue growth and operating costs and expenses growth of 7.0% and 4.8%, respectively. Excluding transition-related expenses, pro forma Adjusted EBITDA grew by 11.8% year-over-year. On an actual basis, 2016 Adjusted EBITDA grew 211.0% year-over-year, driven primarily by the Transactions.

Net Income Attributable to Charter Shareholders

On a pro forma basis, net income attributable to Charter shareholders totaled $1.1 billion for the year ended December 31, 2016, compared to $159 million in 2015. The year-over-year increase in pro forma net income was primarily related to higher Adjusted EBITDA. Pro forma net income per basic common share attributable to Charter shareholders totaled $3.97 for the year ended December 31, 2016, compared to $0.59 during the same period last year.

On an actual basis, net income attributable to Charter shareholders totaled $3.5 billion for the year ended December 31, 2016, compared to a net loss of $271 million in 2015. The increase in net income was driven by the Transactions, including a $3.3 billion tax benefit resulting from a reduction in Legacy Charter's preexisting valuation allowance on deferred tax assets and higher income from operations, partly offset by higher interest expense, also a result of the Transactions. Actual net income per basic common share attributable to Charter shareholders totaled $17.05 for the year ended December 31, 2016 compared to a net loss per basic common share of $2.68 during the same period last year. The increase was driven by the Transactions, partly offset by a 104% increase in weighted average shares outstanding versus the prior year period, also a result of the Transactions.

Capital Expenditures

Pro forma capital expenditures totaled $7.5 billion for the year ended December 31, 2016, compared to $7.0 billion in 2015. The increase was primarily the result of higher spending on scalable infrastructure, CPE, support and transition related capital. Transition related capital expenditures accounted for $460 million and $115 million of capital expenditures in 2016 and 2015, respectively. Excluding transition-related expenses, pro forma capital expenditures totaled $7.1 billion in 2016 versus in $6.9 billion 2015. Actual capital expenditures totaled $5.3 billion for the year ended December 31, 2016.

Cash Flow & Free Cash Flow

In 2016, net cash flows from operating activities totaled $8.0 billion, compared to $2.4 billion in 2015. The year-over-year increase in net cash flows from operating activities was primarily due to higher Adjusted EBITDA and a working capital benefit, partly offset by higher cash paid for interest, following the close of the Transactions.

Free cash flow for the year ended December 31, 2016 was $3.3 billion, compared to $547 million during the same period last year. The increase was primarily due to higher cash flow from operating activities, partly offset by higher capital expenditures, following the close of the Transactions.

Liquidity & Financing

As of December 31, 2016, total principal amount of debt was $60.0 billion and Charter's credit facilities provided approximately $2.8 billion of additional liquidity in excess of Charter's $1.5 billion cash position.

In December 2016, Charter Operating entered into an amendment to its Credit Agreement decreasing the applicable LIBOR margin on the term loan A, term loan H, term loan I and revolver to

1.75%, 2.00%, 2.25% and 1.75%, respectively, eliminating the LIBOR floor on the term loan H and term loan I and extending the maturity of term loan H to 2022 and term loan I to 2024.

In January 2017, Charter Operating entered into an amendment to its Credit Agreement decreasing the applicable LIBOR margin on both the term loan E and term loan F to 2.00% and eliminating the LIBOR floor.

In February 2017, CCO Holdings and CCO Holdings Capital Corp. closed on transactions in which they issued $1.0 billion aggregate principal amount of 5.125% senior notes due 2027. The net proceeds will be used to redeem CCO Holdings’ 6.625% senior notes due 2022, pay related fees and expenses and for general corporate purposes.

Conference Call

Charter will host a conference call on Thursday, February 16, 2017 at 8:30 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's investor relations website at ir.charter.com. The call will be archived under the "Financial Information" section two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 51828946.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on March 1, 2017. The conference ID code for the replay is 51828946.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, which will be posted on the “Financial Information” section of our investor relations website at ir.charter.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Financial Information” section.

Use of Adjusted EBITDA, Free Cash Flow and Pro Forma Information

The company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, consolidated net income (loss) and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to consolidated net income (loss) and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as consolidated net income (loss) plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, (gain) loss on financial instruments, other (income) expense, net and other operating (income) expenses, such as merger and restructuring costs, other pension benefits, special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted

EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company's debt covenants refer to these expenses as management fees, which were $296 million and $91 million for the three months ended December 31, 2016 and 2015, respectively, and $930 million and $322 million for the year ended December 31, 2016 and 2015, respectively.

Pro forma results give effect to the Transactions as if they had closed at the beginning of the earliest period presented and include the operations of Legacy Charter, Legacy TWC and Legacy Bright House for the full year ended December 31, 2016 and three and twelve months ended December 31, 2015. Due to the transformative nature of the Transactions, the Company believes that providing a discussion of its results of operations on a pro forma basis provides management and investors a more meaningful perspective on the Company's financial and operational performance and trends. The results of operations data on a pro forma basis are provided for illustrative purposes only and are based on available information and assumptions that Charter believes are reasonable and do not purport to represent what the actual consolidated results of operations of Charter would have been had the Transactions occurred as of the beginning of the earliest period presented, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. Exhibit 99.1 in the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2016 filed with the SEC on November 3, 2016 provides pro forma financial information for each quarter of 2015 and the first and second quarters of 2016 and a reconciliation of the pro forma financial information to the actual results of operations of the Company.

About Charter

Charter (NASDAQ: CHTR) is a leading broadband communications company and the second largest cable operator in the United States. Charter provides a full range of advanced broadband services, including Spectrum TV™ video entertainment programming, Spectrum Internet™ access, and Spectrum Voice™. Spectrum Business™ similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Spectrum Reach™ brand. More information about Charter can be found at charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” "initiatives," “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

Risks Related to the Recently Completed Transactions:

•	our ability to promptly, efficiently and effectively integrate acquired operations;

•	managing a significantly larger company than before the completion of the Transactions;

•	our ability to achieve the synergies and value creation contemplated by the Transactions;

•
changes in Legacy Charter, Legacy TWC or Legacy Bright House operations' businesses, future cash requirements, capital requirements, results of operations, revenues, financial condition and/or cash flows;

•	disruption in our business relationships as a result of the Transactions;

•	the increase in indebtedness as a result of the Transactions, which will increase interest expense and may decrease our operating flexibility;

•	operating costs and business disruption that may be greater than expected;

•	the ability to retain and hire key personnel; and

•	costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us as a result of the Transactions.

Risks Related to Our Business

•
our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, voice, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;

•
the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers, video provided over the Internet by (i) market participants that have not historically competed in the multichannel video business, (ii) traditional multichannel video distributors, and (iii) content providers that have historically licensed cable networks to multichannel video distributors, and providers of advertising over the Internet;

•	general business conditions, economic uncertainty or downturn, unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•
our ability to develop and deploy new products and technologies including our cloud-based user interface, Spectrum Guide®, and downloadable security for set-top boxes, and any other cloud-based consumer services and service platforms;

•	the effects of governmental regulation on our business or potential business combination transactions;

•	any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;

•
the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

•
our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2016	2015		2016	2015
	Actual	Actual	% Change	Actual	Actual	% Change
REVENUES:
Video	$4,098	$1,167	251.2%	$11,967	$4,587	160.9%
Internet	3,312	781	324.2%	9,272	3,003	208.7%
Voice	719	135	431.6%	2,005	539	272.2%
Residential revenue	8,129	2,083	290.3%	23,244	8,129	185.9%
Small and medium business	891	199	348.7%	2,480	764	224.7%
Enterprise	526	95	451.5%	1,429	363	293.0%
Commercial revenue	1,417	294	382.1%	3,909	1,127	246.7%
Advertising sales	506	87	482.9%	1,235	309	300.3%
Other	223	48	362.4%	615	189	225.0%
Total Revenue	10,275	2,512	309.0%	29,003	9,754	197.3%
COSTS AND EXPENSES:
Programming	2,386	674	254.0%	7,034	2,678	162.6%
Regulatory, connectivity and produced content	523	111	370.7%	1,467	435	237.0%
Costs to service customers	1,832	420	335.6%	5,173	1,705	203.4%
Marketing	559	154	263.0%	1,699	628	170.4%
Transition costs	78	22	261.2%	156	72	117.9%
Other expense	1,044	223	369.4%	2,882	830	247.1%
Total operating costs and expenses (exclusive of items shown separately below)	6,422	1,604	300.4%	18,411	6,348	190.0%
Adjusted EBITDA	3,853	908	324.3%	10,592	3,406	211.0%
Adjusted EBITDA margin	37.5%	36.2%		36.5%	34.9%
Depreciation and amortization	2,495	545		6,907	2,125
Stock compensation expense	76	20		244	78
Other operating (income) expenses, net	(157)	20		86	89
Income from operations	1,439	323		3,355	1,114
OTHER EXPENSES:
Interest expense, net	(728)	(435)		(2,499)	(1,306)
Loss on extinguishment of debt	(1)	—		(111)	(128)
Gain (loss) on financial instruments, net	73	6		89	(4)
Other expense, net	(4)	(4)		(14)	(7)
	(660)	(433)		(2,535)	(1,445)
Income (loss) before income taxes	779	(110)		820	(331)
Income tax benefit (expense)	(210)	(12)		2,925	60
Consolidated net income (loss)	569	(122)		3,745	(271)
Less: Net income attributable to noncontrolling interests	(115)	—		(223)	—
Net income (loss) attributable to Charter shareholders	$454	$(122)		$3,522	$(271)
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$1.69	$(1.21)		$17.05	$(2.68)
Diluted	$1.67	$(1.21)		$15.94	$(2.68)
Weighted average common shares outstanding, basic	268,584,368	101,366,476		206,539,100	101,152,647
Weighted average common shares outstanding, diluted	272,624,270	101,366,476		234,791,439	101,152,647

Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of Adjusted EBITDA to consolidated net income (loss) as defined by GAAP. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Addendum to Charter Communications, Inc. Fourth Quarter 2016 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2016	2015		2016	2015
	Actual	Pro Forma	% Change	Pro Forma	Pro Forma	% Change
REVENUES:
Video	$4,098	$4,020	1.9%	$16,390	$16,029	2.3%
Internet	3,312	2,924	13.3%	12,688	11,295	12.3%
Voice	719	722	(0.5)%	2,905	2,842	2.2%
Residential revenue	8,129	7,666	6.0%	31,983	30,166	6.0%
Small and medium business	891	789	13.0%	3,409	3,009	13.3%
Enterprise	526	479	9.8%	2,025	1,818	11.4%
Commercial revenue	1,417	1,268	11.8%	5,434	4,827	12.6%
Advertising sales	506	419	20.8%	1,696	1,524	11.3%
Other	223	228	(2.2)%	910	877	4.0%
Total Revenue	10,275	9,581	7.2%	40,023	37,394	7.0%
COSTS AND EXPENSES:
Programming	2,386	2,249	6.1%	9,614	8,953	7.4%
Regulatory, connectivity and produced content	523	505	3.7%	2,093	2,065	1.4%
Costs to service customers	1,832	1,813	1.0%	7,292	7,216	1.0%
Marketing	559	591	(5.5)%	2,359	2,306	2.3%
Transition costs	78	22	261.2%	156	72	117.9%
Other expense	1,044	983	6.1%	4,045	3,778	7.0%
Total operating costs and expenses (exclusive of items shown separately below)	6,422	6,163	4.2%	25,559	24,390	4.8%
Adjusted EBITDA	3,853	3,418	12.7%	14,464	13,004	11.2%
Adjusted EBITDA margin	37.5%	35.7%		36.1%	34.8%
Depreciation and amortization	2,495	2,387		9,555	9,348
Stock compensation expense	76	62		295	246
Other operating (income) expenses, net	(157)	1		(187)	14
Income from operations	1,439	968		4,801	3,396
OTHER EXPENSES:
Interest expense, net	(728)	(698)		(2,883)	(2,968)
Loss on extinguishment of debt	(1)	—		(111)	(128)
Gain (loss) on financial instruments, net	73	6		89	(4)
Other income (expense), net	(4)	(1)		1	144
	(660)	(693)		(2,904)	(2,956)
Income before income taxes	779	275		1,897	440
Income tax expense	(210)	(83)		(498)	(102)
Consolidated net income	569	192		1,399	338
Less: Net income attributable to noncontrolling interests	(115)	(62)		(329)	(179)
Net income attributable to Charter shareholders	$454	$130		$1,070	$159
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$1.69	$0.48		$3.97	$0.59
Diluted	$1.67	$0.48		$3.91	$0.58
Weighted average common shares outstanding, basic	268,584,368	269,966,681		269,838,374	269,730,197
Weighted average common shares outstanding, diluted	272,624,270	273,363,706		273,722,472	273,129,471

Pro forma results reflect certain acquisitions of cable systems in 2016 as if they occurred as of the earliest period presented. Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of Adjusted EBITDA to consolidated net income as defined by GAAP. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Addendum to Charter Communications, Inc. Fourth Quarter 2016 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	December 31,
	2016	2015

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,535	$5
Accounts receivable, net	1,432	279
Prepaid expenses and other current assets	333	61
Total current assets	3,300	345

RESTRICTED CASH AND CASH EQUIVALENTS	—	22,264

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	32,963	8,345
Customer relationships, net	14,608	856
Franchises	67,316	6,006
Goodwill	29,509	1,168
Total investment in cable properties, net	144,396	16,375

OTHER NONCURRENT ASSETS	1,371	332

Total assets	$149,067	$39,316

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$7,544	$1,972
Current portion of long-term debt	2,028	—
Total current liabilities	9,572	1,972

LONG-TERM DEBT	59,719	35,723
DEFERRED INCOME TAXES	26,665	1,590
OTHER LONG-TERM LIABILITIES	2,745	77

SHAREHOLDERS' EQUITY (DEFICIT):
Controlling interest	40,139	(46)
Noncontrolling interests	10,227	—
Total shareholders' equity (deficit)	50,366	(46)

Total liabilities and shareholders' equity (deficit)	$149,067	$39,316

Addendum to Charter Communications, Inc. Fourth Quarter 2016 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income (loss)	$569	$(122)	$3,745	$(271)
Adjustments to reconcile consolidated net income (loss) to net cash flows from operating activities:
Depreciation and amortization	2,495	545	6,907	2,125
Stock compensation expense	76	20	244	78
Accelerated vesting of equity awards	46	—	248	—
Noncash interest (income) expense, net	(108)	7	(256)	28
Other pension benefits	(366)	—	(899)	—
Loss on extinguishment of debt	1	—	111	128
(Gain) loss on financial instruments, net	(73)	(6)	(89)	4
Deferred income taxes	212	11	(2,958)	(65)
Other, net	8	3	8	11
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(158)	12	(160)	5
Prepaid expenses and other assets	26	16	111	(3)
Accounts payable, accrued liabilities and other	498	125	1,029	319
Net cash flows from operating activities	3,226	611	8,041	2,359

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,888)	(548)	(5,325)	(1,840)
Change in accrued expenses related to capital expenditures	517	17	603	28
Purchases of cable systems, net of cash acquired	—	—	(28,810)	—
Change in restricted cash and cash equivalents	—	(2,638)	22,264	(15,153)
Other, net	(14)	2	(22)	(67)
Net cash flows from investing activities	(1,385)	(3,167)	(11,290)	(17,032)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	6,347	2,983	12,344	26,045
Repayments of long-term debt	(6,401)	(415)	(10,521)	(11,326)
Payments for debt issuance costs	(1)	(1)	(284)	(36)
Issuance of equity	—	—	5,000	—
Purchase of treasury stock	(1,114)	(14)	(1,562)	(38)
Proceeds from exercise of stock options	15	8	86	30
Settlement of restricted stock units	(59)	—	(59)	—
Purchase of noncontrolling interest	(218)	—	(218)	—
Distributions to noncontrolling interest	(41)	—	(96)	—
Proceeds from termination of interest rate derivatives	—	—	88	—
Other, net	1	—	1	—
Net cash flows from financing activities	(1,471)	2,561	4,779	14,675

NET INCREASE IN CASH AND CASH EQUIVALENTS	370	5	1,530	2
CASH AND CASH EQUIVALENTS, beginning of period	1,165	—	5	3
CASH AND CASH EQUIVALENTS, end of period	$1,535	$5	$1,535	$5

CASH PAID FOR INTEREST	$721	$314	$2,685	$1,064
CASH PAID FOR TAXES	$9	$—	$63	$3

Addendum to Charter Communications, Inc. Fourth Quarter 2016 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	Actual		Pro Forma
	December 31, 2016 (a)	September 30, 2016 (a)	December 31, 2015 (a)
Footprint (b)
Estimated Video Passings	49,229	49,001	48,375
Estimated Internet Passings	48,955	48,689	48,019
Estimated Voice Passings	48,142	47,854	47,164

Penetration Statistics (c)
Video Penetration of Estimated Video Passings	35.0%	35.3%	36.0%
Internet Penetration of Estimated Internet Passings	46.2%	45.6%	43.7%
Voice Penetration of Estimated Voice Passings	23.1%	23.1%	22.5%

Customer Relationships (d)
Residential	24,801	24,551	23,795
Small and Medium Business	1,404	1,367	1,256
Total Customer Relationships	26,205	25,918	25,051

Residential
Primary Service Units ("PSUs")
Video	16,836	16,887	17,062
Internet	21,374	21,017	19,911
Voice	10,327	10,288	9,959
	48,537	48,192	46,932

Pro Forma Quarterly Net Additions/(Losses)
Video	(51)	(47)	118
Internet	357	350	495
Voice	39	33	304
	345	336	917

Single Play (e)	9,640	9,447	8,883
Double Play (e)	6,586	6,569	6,687
Triple Play (e)	8,575	8,535	8,225

Single Play Penetration (f)	38.9%	38.5%	37.3%
Double Play Penetration (f)	26.6%	26.8%	28.1%
Triple Play Penetration (f)	34.6%	34.8%	34.6%

% Residential Non-Video Customer Relationships	32.1%	31.2%	28.3%

Pro Forma Monthly Residential Revenue per Residential Customer (g)	$109.77	$109.70	$108.22

Small and Medium Business
PSUs
Video	400	388	361
Internet	1,219	1,185	1,078
Voice	778	751	667
	2,397	2,324	2,106

Pro Forma Quarterly Net Additions/(Losses)
Video	12	10	7
Internet	34	37	33
Voice	27	26	24
	73	73	64

Pro Forma Monthly Small and Medium Business Revenue per Customer (h)	$214.25	$214.53	$212.26

Enterprise PSUs (i)
Enterprise PSUs	97	93	81

Pro forma results reflect certain acquisitions of cable systems in 2016 as if they occurred at the beginning of the earliest period presented. All percentages are calculated using whole numbers. Minor differences may exist due to rounding. See footnotes to unaudited summary of operating statistics on page 6 of this addendum.

Addendum to Charter Communications, Inc. Fourth Quarter 2016 Earnings Release

(a)
All customer statistics include the operations of Legacy TWC, Legacy Bright House and Legacy Charter each of which is based on individual legacy company reporting methodology. These methodologies differ and their differences may be material and statistical reporting will be conformed over time to a single Charter reporting methodology.

At December 31, 2015, actual residential and small and medium business customer relationships were 6,284,000 and 390,000, respectively; actual residential video, Internet and voice PSUs were 4,322,000, 5,227,000 and 2,598,000, respectively; actual small and medium business video, Internet and voice PSUs were 108,000, 345,000 and 218,000, respectively; Enterprise PSUs were 30,000.

We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at December 31, 2016, September 30, 2016 and December 31, 2015, actual customers include approximately 208,400, 200,900 and 38,100 customers, respectively, whose accounts were over 60 days past due, approximately 15,500, 15,200 and 1,700 customers, respectively, whose accounts were over 90 days past due and approximately 8,000, 8,900 and 900 customers, respectively, whose accounts were over 120 days past due.

(b)
Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and small and medium business and enterprise sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available.

(c)	Penetration represents residential and small and medium business customers as a percentage of estimated passings for the service indicated.

(d)
Customer relationships include the number of customers that receive one or more levels of service, encompassing video, Internet and voice services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships excludes enterprise customer relationships.

(e)	Single play, double play and triple play customers represent customers that subscribe to one, two or three of Charter service offerings, respectively.

(f)
Single play, double play and triple play penetration represents the number of residential single play, double play and triple play customers, respectively, as a percentage of residential customer relationships.

(g)
Pro forma monthly residential revenue per residential customer is calculated as total pro forma residential video, Internet and voice quarterly revenue divided by three divided by average pro forma residential customer relationships during the respective quarter.

(h)
Pro forma monthly small and medium business revenue per customer is calculated as total pro forma small and medium business quarterly revenue divided by three divided by average pro forma small and medium business customer relationships during the respective quarter.

(i)	Enterprise PSUs represents the aggregate number of fiber service offerings counting each separate service offering at each customer location as an individual PSU.

Addendum to Charter Communications, Inc. Fourth Quarter 2016 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	Actual	Actual	Actual	Actual

Consolidated net income (loss)	$569	$(122)	$3,745	$(271)
Plus: Interest expense, net	728	435	2,499	1,306
Income tax (benefit) expense	210	12	(2,925)	(60)
Depreciation and amortization	2,495	545	6,907	2,125
Stock compensation expense	76	20	244	78
Loss on extinguishment of debt	1	—	111	128
(Gain) loss on financial instruments, net	(73)	(6)	(89)	4
Other, net	(153)	24	100	96

Adjusted EBITDA (a)	3,853	908	10,592	3,406
Less: Purchases of property, plant and equipment	(1,888)	(548)	(5,325)	(1,840)

Adjusted EBITDA less capital expenditures	$1,965	$360	$5,267	$1,566

Net cash flows from operating activities	$3,226	$611	$8,041	$2,359
Less: Purchases of property, plant and equipment	(1,888)	(548)	(5,325)	(1,840)
Change in accrued expenses related to capital expenditures	517	17	603	28

Free cash flow	$1,855	$80	$3,319	$547

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	Actual	Pro Forma (b)	Pro Forma (b)	Pro Forma (b)

Consolidated net income	$569	$192	$1,399	$338
Plus: Interest expense, net	728	698	2,883	2,968
Income tax expense	210	83	498	102
Depreciation and amortization	2,495	2,387	9,555	9,348
Stock compensation expense	76	62	295	246
Loss on extinguishment of debt	1	—	111	128
(Gain) loss on financial instruments, net	(73)	(6)	(89)	4
Other, net	(153)	2	(188)	(130)

Adjusted EBITDA (a)	3,853	3,418	14,464	13,004
Less: Purchases of property, plant and equipment	(1,888)	(1,831)	(7,545)	(6,969)

Adjusted EBITDA less capital expenditures	$1,965	$1,587	$6,919	$6,035

(a)	See page 1 and 2 of this addendum for detail of the components included within Adjusted EBITDA.

(b)	Pro forma results reflect certain acquisitions of cable systems in 2016 as if they occurred as of the earliest period presented.

The above schedules are presented in order to reconcile Adjusted EBITDA and free cash flows, both non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Fourth Quarter 2016 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	Actual	Actual	Actual	Actual

Customer premise equipment (a)	$687	$134	$1,864	$582
Scalable infrastructure (b)	453	188	1,390	523
Line extensions (c)	254	50	721	194
Upgrade/Rebuild (d)	149	34	456	128
Support capital (e)	345	142	894	413

Total capital expenditures	$1,888	$548	$5,325	$1,840

Capital expenditures included in total related to:
Commercial services	$258	$74	$824	$260
Transition (f)	$187	$49	$460	$115

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	Actual	Pro Forma (g)	Pro Forma (g)	Pro Forma (g)

Customer premise equipment (a)	$687	$553	$2,761	$2,650
Scalable infrastructure (b)	453	514	2,009	1,702
Line extensions (c)	254	252	1,005	977
Upgrade/Rebuild (d)	149	156	610	594
Support capital (e)	345	356	1,160	1,046

Total capital expenditures	$1,888	$1,831	$7,545	$6,969

(a)
Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units, including customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).

(b)
Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)
Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f)
Transition represents incremental costs incurred to integrate the Legacy TWC and Legacy Bright House operations and to bring the three companies' systems and processes into a uniform operating structure.

(g)	Pro forma results reflect certain acquisitions of cable systems in 2016 as if they occurred as of the earliest period presented.

Addendum to Charter Communications, Inc. Fourth Quarter 2016 Earnings Release